Exhibit 10.1

FORBEARANCE AGREEMENT

THIS FORBEARANCE AGREEMENT, dated as of July 31, 2008, is entered into by and among the financial institutions identified on the signature pages hereto (collectively, the “Lenders”), U.S. Bank National Association, as administrative agent for the Lenders (in such capacity, the “Agent”), Westaff (USA), Inc., a California corporation (the “Borrower”), and Westaff, Inc., a Delaware corporation and the sole shareholder of the Borrower, as parent guarantor (the “Parent Guarantor”), with reference to the following facts:

RECITALS

A.            The Borrower, the Parent Guarantor, the Agent and the Lenders are parties to a Financing Agreement, dated as of February 14, 2008, as amended (collectively, the “Financing Agreement”), pursuant to which the Agent and the Lenders provide certain credit facilities to the Borrower.

B.            An Event of Default (the “Existing Event of Default”) has occurred and is continuing under Section 11.1(b)(1) of the Financing Agreement.  The Existing Event of Default was caused by the Borrower’s failure to comply with Section 10.28 of the Financing Agreement, due to the Borrower’s failure to achieve a Fixed Charge Coverage Ratio of at least 1.25 to 1.00 for the Applicable Period ended April 19, 2008.

C.            The Borrower and the Parent Guarantor have requested that the Agent and the Lenders temporarily forbear from exercising their available default rights and remedies under the Financing Agreement, the other Loan Documents, applicable law and equity (collectively, “Default Rights and Remedies”) in response to the occurrence and continuance of the Existing Event of Default, and the Agent and the Lenders are willing to do so on the terms and conditions set forth below.

NOW, THEREFORE, the parties hereby agree as follows:

1.             Defined Terms.  Any and all initially-capitalized terms used in this Agreement (including, without limitation, in the recitals to this Agreement) without definition shall have the respective meanings assigned thereto in the Financing Agreement.

2.             Limited Forbearance Agreement.  So long as no additional Events of Default occur during such period, the Agent and the Lenders hereby agree to forbear from exercising any of their Default Rights and Remedies in response to the occurrence and continuance of the Existing Event of Default throughout the period commencing on the date of this Agreement and ending on August 26, 2008 (the “Forbearance Period”).

3.             No Waiver.  The agreement of the Agent and the Lenders under Section 2 of this Agreement conditionally to forbear from exercising their Default Rights and Remedies throughout the Forbearance Period shall not constitute a waiver of any of their Default Rights and Remedies, and the Agent and the Lenders hereby expressly reserve all such Default Rights and Remedies.

4.             Reduction of Revolving Credit Facility.  The aggregate amount of the Revolving Credit Commitments of the Lenders has been reduced from $50,000,000 to $33,000,000, effective as of June 23, 2008.

5.             Reserve for Payroll and Payroll Taxes.  The Agent shall maintain a reserve against Revolving Credit Availability to cover the Borrower’s payroll and payroll tax obligations.  The required amount of such reserve shall be based upon the assumptions that the Borrower’s weekly payroll obligations total $4,400,000 and that the Borrower’s weekly federal and state payroll tax obligations total $135,000.  The Agent shall adjust the required amount of the reserve if the Borrower’s actual weekly payroll obligations total materially more (or less) than $4,400,000 or if the Borrower’s actual weekly unemployment taxes total materially more (or less) than $135,000.  The Agent shall add $135,000 to such reserve each week.  Upon the Agent’s receipt of evidence of the Borrower’s payment of all of its weekly federal and state payroll tax obligations for the preceding quarter, the Agent shall relieve the entire amount of the cumulative weekly reserves imposed by the Agent for such quarter and thereafter shall add $135,000 to the reserve for each week of the following quarter. The reserve against Revolving Credit Availability under this Section 5 shall be reduced by the $5,000,000 of cash which the Borrower maintains in a deposit account at U.S. Bank National Association.

6.             Field Examination.  The Borrower shall assist and cooperate with the Agent’s field examiners in connection with the audit and examination of the Borrower’s books and records currently being conducted by the Agent.

7.             FTI Report.  FTI Consulting Inc. shall complete and deliver to the Agent  its final report on the Borrower’s operations no later than July 31, 2008.  Such report shall include a 13-week cash flow forecast and a 12-month projection, including a Borrowing Base calculation.

8.             Return of Travelers Letter of Credit.  The Borrower shall use its best efforts to cause The Travelers Indemnity Company (“Travelers”) as  promptly as practicable to return to the LC Issuer the original, undrawn Letter of Credit in the face amount of $27,000,0000 issued by the LC Issuer to Travelers.  The Borrower shall offer to provide Travelers cash collateral in the amount of $27,000,000 in exchange for the Borrower’s requested return of such Letter of Credit, and the Borrower shall obtain such cash collateral by requesting a Revolving Loan under the Financing Agreement.

9.             Continued Imposition of Default Interest.  The Agent shall continue to assess interest on the Obligations at the Default Rate throughout the Forbearance Period.

10.           Twice Weekly Delivery of Borrowing Base Certificates; Updated Receivables Agings.  Notwithstanding anything to the contrary set forth in Section 8.3 of the Financing Agreement, the Borrower shall deliver a Borrowing Base Certificate to the Agent not less frequently than twice each week.  With each such delivery of a Borrowing Base Certificate, the Borrower shall deliver to the Agent an aging of the Eligible Billed Receivables, so that the Agent can adjust the amount of such Receivables that are outstanding more than 90 days after their invoice date, in relation to the amount of such aged

Receivables reflected in the immediately preceding Borrowing Base Certificate delivered by the Borrower to the Agent.

11.           General Release.  In consideration of the agreement of the Agent and the Lenders to enter into this Agreement and hereby conditionally forbear from exercising their available Default Rights and Remedies throughout the Forbearance Period, the Borrower and the Parent hereby release, discharge and acquit the Agent, each Lender and their respective agents, servants, employees, successors and assigns from any and all claims, demands, liabilities, obligations and causes of action, whether known or unknown, against them, which the Borrower or the Parent now own or hold, which the Borrower or the Parent has at any time heretofore owned or held, or which the Borrower of the Parent hereafter may own or hold, by reason of any action, matter, cause or thing whatsoever done prior to the date of this Agreement, including specifically, but not limited to, any and all claims, demands, rights and causes of action whatsoever arising out of or which could be alleged to arise out of the Financing Agreement or any of the other Loan Documents.

                It is the intention of the Borrower and the Parent in executing this Agreement that the same shall be effective as a bar to each and every claim, demand, and cause of action hereinabove specified, and in furtherance of this intention the Borrower and the Parent each waives and relinquishes all rights and benefits under Section 1542 of the Civil Code of the State of California, which provides:

                “A general release does not extend to claims which the creditor does not      know or suspect to exist in his favor at the time of executing the release,      which if known by him might have materially affected his settlement with                the debtor.”

The Borrower and the Parent acknowledge that each of them may hereafter discover facts different from or in addition to those now known or believed to be true with respect to such claims, demands, or causes of action and agree that this Agreement shall be and remain effective in all respects notwithstanding any such differences or additional facts.

12.           Forbearance Fee.  In consideration of the agreement of the Agent and the Lenders to enter into this Agreement and hereby conditionally forbear from exercising their available Default Rights and Remedies throughout the Forbearance Period, the Borrower shall pay to the Agent, for the ratable benefit of the Lenders, a one-time forbearance fee in the amount of $50,000 (the “Forbearance Fee”).  The Forbearance Fee shall be fully-earned, non-refundable and due and payable in one lump sum on the date of this Agreement.  The Borrower and the Parent Guarantor acknowledge and agree that the Agent shall effect payment of the Forbearance Fee when due by charging the full amount thereof to the Borrower’s Revolving Loans account.

13.           Conditions Precedent.  The effectiveness of this Agreement shall be subject to the prior satisfaction of each of the following conditions:

                      (a)  This Agreement.  The Agent shall have received this Agreement, duly executed by the Borrower, the Parent Guarantor and each of the Lenders; and

                (b)  Replacement Notes. The Agent shall have received a replacement Note for each Lender, in the principal amount of such Lender’s Revolving Credit Commitment, as reduced hereby, duly executed by the Borrower, and each Lender shall have returned its original Note to the Agent for cancellation and return to the Borrower.

14.           Reaffirmation and Ratification.  The Borrower and the Parent Guarantor hereby reaffirm, ratify and confirm their respective Obligations under the Financing Agreement and the other Loan Documents, acknowledge that all of the terms and conditions in the Financing Agreement remain in full force and effect, and further acknowledge that the security interests granted to Agent in the Collateral are valid and perfected.

15.           Integration.  This Agreement constitutes the entire agreement of the parties in connection with the subject matter hereof and cannot be changed or terminated orally.  All prior agreements, understandings, representations, warranties and negotiations regarding the subject matter hereof, if any, are merged into this Agreement.

16.           Counterparts.  This Agreement may be executed in multiple counterparts, each of which when so executed and delivered shall be deemed an original, and all of which, taken together, shall constitute but one and the same agreement.

17.           Governing Law.  This Agreement shall be governed by, and construed and enforced in accordance with, the internal laws (as opposed to the conflicts of law principles) of the State of California.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement by their respective duly authorized officers as of the date first above written.

WESTAFF (USA), INC.,
a California corporation,
as the Borrower

By:	/s/ Christa C. Leonard
Name:	Christa C. Leonard
Title:	SVP CFO

WESTAFF, INC.,
a Delaware corporation, as the Parent Guarantor

By:	/s/ Christa C. Leonard
Name:	Christa C. Leonard
Title:	SVP CFO

U.S. BANK NATIONAL ASSOCIATION,
as the Agent

By:	/s/ Daryl A. Jagstrp,
Daryl A. Hagstrom
Vice President

U.S. BANK NATIONAL ASSOCIATION,
as a Lender

By:	/s/ Daryl A. Hagstrom
Daryl A. Hagstrom
Vice President

WELLS FARGO BANK,
NATIONAL ASSOCIATION,
as a Lender

By:	/s/ Supremna Thurmond
Supremna M. Thurmond
Relationship Manager